FORM 4                         ------------------------------------
|_| Check this box if no longer                        OMB APPROVAL
    subject to Section 16.  Form 4          ------------------------------------
    or Form 5 obligations may               OMB Number                 3235-0287
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
    17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

1. Name and Address of Reporting Person

   Fredericks         Peter
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   (Last)            (First)         (Middle)

   2399 26th Avenue North
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          (Street)

   Saint Petersburg  Florida    33714
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     (City)          (State)    (Zip)

2. Issuer Name and Ticker or Trading Symbol

   Flanders Corporation --- FLDR
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3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   May 2002
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other

7. Individual or Joint/Group Filing (Check Applicable Line)

    (x) Form filed by One Reporting Person
    ( ) Form filed by More than One Reporting Person

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__________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                |
__________________________________________________________________________________________________________________________________|

1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect      |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership    |
                           |      |      |                                  |  Beneficially     |(D)or |                          |
                           |      |      |                  | A or|         |  Owned at         |Indir |                          |
                           | Date |Code|V|    Amount        | D   |  Price  |  End of Month     |ect(I)|                          |
__________________________________________________________________________________________________________________________________|
Common Stock, $.001 par    | 05/31/| P  | |     2,000       |  A  |   1.90  |    4,300          |  D   |                          |
 value                     |  2002 |    | |                 |     |         |                   |      |                          |
---------------------------  ------- ------ ----------------------- --------- ----------------------------------------------------


__________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                  |
__________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect   |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership  |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |           |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|           |
                      |tive    |     |      |           |   |Exer-|ation|   Title and Number |       |Owned at    |ire|           |
                      |Secu-   |     |    | |           |   |cisa-|Date |   of Shares        |       |End of      |ct |           |
                      |rity    |Date |Code|V|     A     | D |ble  |     |                    |       |Month       |(I)|           |
__________________________________________________________________________________________________________________________________|
Stock Option (Right to| $1.44  |05/08| J  |V|           |   |     |     | Common Stock|  1   |       |    50,000  |D  |           |
Purchase Common Stock)|        |2002 |    | |           |   |     |     |             |      |       |            |   |           |
                      |        |     |    | |           |   |     |     |             |      |       |            |   |           |
----------------------- ------------------------------------------------- ------------- -------------- ---------------------------|


Explanation of responses:

Options were re-priced from $1.79 to $1.44 on May 8, 2002, and accounted for as cancellation of previous options and issuance of new options.



                                             /s/ Peter Fredericks
**    Intentional    misstatements    or     ------------------------------
omissions  of facts  constitute  Federal     Signature of Reporting Person
Criminal Violations.  See 18 U.S.C. 1001
and 15 U.S.C. 78ff(a).                       June 7, 2002
                                             ------------------------------
                                             Date